[KINDRED LOGO APPEARS HERE]

Exhibit 99.1

Contact:	Richard A. Lechleiter
Senior Vice President and Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE

ANNOUNCES NEW $300 MILLION REVOLVING CREDIT FACILITY

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Company Prepays Existing Senior Notes

LOUISVILLE, Ky. (June 28, 2004) – Kindred Healthcare, Inc. (the “Company”) (NASDAQ: KIND) today announced that it has entered into a five-year $300 million revolving credit facility (the “Credit Facility”) to replace its existing credit agreements. The Company has prepaid in full its remaining senior debt with borrowings under the Credit Facility. J.P. Morgan Securities, Inc. acted as the lead arranger and bookrunner in the transaction.

Any amounts borrowed under the Credit Facility bear interest, at the Company’s option, at (a) the London Interbank Offered Rate plus an applicable margin ranging from 2.00% to 2.75% or (b) prime plus an applicable margin ranging from 1.00% to 1.75%. The applicable margin will be based on the Company’s adjusted leverage ratio as defined in the agreement. The interest rates under the Credit Facility will be approximately two percentage points less than the interest rates under the Company’s former credit agreements. The Credit Facility is collateralized by substantially all of the Company’s assets including certain owned real property and is guaranteed by substantially all of the Company’s subsidiaries.

The Credit Facility constitutes a working capital facility for general corporate purposes and acquisitions. The Credit Facility permits acquisitions and investments in healthcare facilities and companies up to an aggregate of $150 million. The Credit Facility also allows the Company, to a limited extent, to pay cash dividends and to repurchase its common stock.

As noted above, the Company prepaid in full its former senior notes. In connection with the refinancing of its former credit agreements, the Company will record a pretax charge of approximately $1 million in the second quarter. Costs associated with the Credit Facility will be capitalized and amortized over the term of the Credit Facility. At June 28, 2004, the outstanding balance under the Credit Facility was $100.5 million.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented, “We are excited that this new credit facility offers Kindred increased access to capital and operational flexibility with better terms and pricing. We believe that this new credit facility is another key step repositioning Kindred so that we may pursue our strategic objectives.”

Kindred Healthcare, Inc. is a national healthcare services company operating hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business.